--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

         Date of Report (Date of earliest event reported) June 16, 2004

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


       North Carolina                  0-12781                   56-1001967
(State or other jurisdiction of   (Commission File No.)        (IRS Employer
       incorporation)                                        Identification No.)



                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (336) 889-5161
              (Registrant's telephone number, including area code)




          (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

                                      INDEX
                                     -------


                                                                         Page
Item 7 -  Exhibits                                                         3

Item 12 - Results of Operations and Financial Condition                    3

Signature                                                                  4

Exhibits

    Item 7 -- Exhibits

    99(a)  News Release dated June 16, 2004

    99(b)  Financial Information Release dated June 16, 2004

    Item 12 -- Results of Operations and Financial Condition

     On June 16, 2004, Culp, Inc. (the "Registrant" or the "company") issued a news release to announce its financial results for the fourth quarter and fiscal year ended May 2, 2004. The news release is attached hereto as Exhibit 99(a).

     Also on June 16, 2004, the Registrant released a Financial Information Release containing additional financial information and disclosures about the Registrant's fiscal year May 2, 2004. The Financial Information Release is attached hereto as Exhibit 99(b).

The news release and Financial Information Release contain disclosures about free cash flow, a non-GAAP performance measure, that management believes provides useful information to investors because it measures the company's available cash flow for potential debt repayment, stock repurchases and additions to cash, cash equivalents and short-term investments. In addition, the news release and Financial Information Release contain proforma income statements which reconcile the reported income statements with proforma results, which exclude restructuring and related charges and credits, expenses related to early extinguishment of debt, and cumulative effect of accounting change. The company has included this proforma information in order to show operational performance excluding the effects of restructuring charges and credits, accounting rule changes and expenses related to early debt repayment that are not expected to occur on a regular basis. Management believes this presentation aids in the comparison of financial results among comparable financial periods.


Forward Looking Information. This Report and the exhibits attached hereto contain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and
Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CULP, INC.
                                            (Registrant)


                                    By:      Franklin N. Saxon
                                             ----------------------------
                                             President and Chief Operating
                                             Officer





Dated:  June 16, 2004

                   CULP ANNOUNCES YEAR-END FISCAL 2004 RESULTS

HIGH POINT, N.C. (June 16, 2004) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended May 2, 2004. The highlights for the quarter and fiscal year include:

o     Gross profit margin of 18.4% for the quarter and 18.3% for the fiscal year

o Mattress ticking sales up 9.4% for the quarter and nearly 7.0% for the fiscal year

o Debt-to-capital ratio reduced to 33.0%, the lowest level for Culp since fiscal 1993

o     Free cash flow of $15.4 million for the fiscal year

     For the three months ended May 2, 2004, net sales were $85.1 million, a 5.8% decrease compared with $90.4 million a year ago. The company reported net income of $3.7 million, or $0.32 per diluted share, for the fourth quarter of fiscal 2004. The results for the fourth quarter of fiscal 2004 include a credit of $1.0 million, or $0.06 per diluted share, related to the company's restructuring reserves. Excluding this amount, net income for the fourth fiscal quarter of fiscal 2004 was $0.26 per diluted share. The company reported net income of $3.3 million, or $0.28 per diluted share, including restructuring and related charges for the fourth quarter of fiscal 2003. The financial results for the fourth quarter of fiscal 2003 include a total of $1.0 million in restructuring and related charges included in cost of sales. Excluding these charges, net income for the fourth fiscal quarter of 2003 was $3.9 million, or $0.33 per diluted share. (A reconciliation to the net income and earnings per share calculations and free cash flow has been set forth on Page 5.)

     For the fiscal year ended May 2, 2004, the company reported net sales of $318.1 million, a 6.3% decrease compared with $339.6 million for the same period a year ago. Net income for fiscal 2004 was $7.2 million, or $0.61 per diluted share, compared with a net loss of $24.9 million, or $2.17 per diluted share, including restructuring charges and the cumulative effect of accounting change, for fiscal 2003. Excluding the credit for the company's restructuring reserves described above, and a charge of $1.7 million, or $0.10 per diluted share, in the third fiscal quarter related to the early extinguishment of debt, net income for fiscal 2004 was $7.6 million, or $0.65 per diluted share. Excluding restructuring and related charges and the cumulative effect of accounting change, net income for fiscal 2003 was $9.0 million, or $0.77 per diluted share.

     "As previously announced, our fourth quarter performance reflects lower-than-expected sales of upholstery fabrics," remarked Robert G. Culp, III, chief executive officer of Culp, Inc. "This segment continues to face demand pressure from both the current consumer preference for leather furniture as well as competition from imported fabrics, including cut and sewn kits. Given the lower sales volume, gross profit margin for this segment declined to 16.8% in the fourth quarter compared with 18.3% in the prior year period, excluding restructuring related charges. To enhance our competitive position, we are aggressively pursuing offshore sourcing initiatives, including the development of our China operations. As a result, we are significantly increasing sales of upholstery fabrics produced outside of the company's U.S. manufacturing plants.

     "Our mattress ticking business has continued to gain momentum throughout fiscal 2004. Sales in this segment were up 9.4% for the fourth quarter and nearly 7.0% for the fiscal year, due to better industry demand and continued gains with key customers. These gains reflect Culp's design leadership, exceptional customer service and low cost operations. This growth trend is particularly meaningful in light of the bedding industry's ongoing transition to selling predominantly one-sided mattresses, which utilize about one-third less fabric. We expect that the mattress ticking business will account for an increasing percentage of the company's overall sales and profitability in fiscal 2005.

     "Strengthening our balance sheet has been an important focus for Culp in fiscal 2004," Culp continued. "With the $25.0 million prepayment on $75.0 million of outstanding senior notes in the third fiscal quarter, our long-term debt now stands at $50.5 million compared with $76.0 million a year ago. Notably, we have reduced our long-term debt by a total of $86.0 million over the past four years. As a result, our long-term debt-to-capital ratio improved to 33.0% at the end of fiscal 2004, compared with 44.4% a year ago. As such, we have considerably improved our financial position and have greater financial flexibility to pursue our strategic initiatives."

     Commenting on the business outlook, Culp added, "The first quarter of our fiscal year, which includes the summer months, is typically the slowest period for Culp and the furniture industry due in part to scheduled plant vacation shutdowns. In addition, in fiscal 2005, our first fiscal quarter will be 13 weeks versus 14 weeks last year. We are seeing a definite slowdown in orders reflecting weaker retail activity throughout the furniture industry. Given these factors, we expect our consolidated sales for the first quarter will show a greater year-over-year decline than we experienced this past quarter. We believe the upholstery fabrics segment will continue to be affected by competitive factors and expect sales in this segment to decline by a greater amount than the fourth quarter decline of 11.6%. Sales in our mattress ticking segment are expected to approximate sales for the prior year quarter.

     Based on these sales expectations and lower gross profit in the upholstery fabrics segment, and considering the seasonal slowdown and industry conditions, we expect to report a net loss of $0.08 to $0.13 per share diluted for the first fiscal quarter of 2005. The actual results will depend primarily upon the level of demand throughout the quarter. We remain optimistic that upholstery fabric sales will start to pick up in the fall, as is seasonally typical in the furniture industry. However, if sales continue to be under pressure in the upholstery fabrics segment, we are prepared to take the necessary actions to adjust our cost structure and capacity, as we have demonstrated in recent years. We believe the continued strength in our mattress ticking business, our focused efforts to develop offshore sourcing initiatives, and our proven ability to generate free cash flow are fundamental competitive advantages for Culp as we enter fiscal 2005."

     Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)

                                                        Three Months Ended
                                                     ------------------------
                                                       May 2,       April 27,
                                                        2004          2003
                                                     ------------ -------------
Net sales                                           $ 85,148,000   $ 90,406,000
                                                     ============ =============
Net income                                          $  3,733,000   $  3,272,000
Net income per share:
   Basic                                            $       0.32   $       0.28
   Diluted                                          $       0.32   $       0.28
Net income per share, diluted, excluding
  restructuring and related charges and credits
  and early extinguishment of debt*                 $       0.26   $       0.33
Average shares outstanding:
   Basic                                              11,531,000     11,496,000
   Diluted                                            11,815,000     11,616,000


                                                         Fiscal Year Ended
                                                     --------------------------
                                                       May 2,       April 27,
                                                        2004          2003
                                                     ------------ -------------
Net sales                                           $318,116,000   $339,646,000
                                                     ============ =============
Income (loss) before cumulative effect of
   accounting change                                $  7,220,000   $   (736,000)
Cumulative effect of accounting change, net of
   income taxes                                              --     (24,151,000)
                                                     ------------ --------------
Net income (loss)                                   $  7,220,000   $(24,887,000)
                                                     ============ ==============

Basic income (loss) per share:
  Income (loss) before cumulative effect of
     accounting change                              $       0.63   $      (0.06)
  Cumulative effect of accounting change                    0.00          (2.11)
                                                     ------------ --------------
  Net income (loss)                                 $       0.63   $      (2.17)
                                                     ============ ==============

Diluted income (loss) per share:
  Income (loss) before cumulative effect of
     accounting change                              $       0.61   $      (0.06)
  Cumulative effect of accounting change                    0.00          (2.11)
                                                     ------------ --------------
  Net income (loss)                                 $       0.61   $      (2.17)
                                                     ============ ==============

Net income per share, diluted, excluding restructuring
  and related charges and credits, early
  extinguishment of debt and cumulative effect
  of accounting change**                            $       0.65   $       0.77

Average shares outstanding:
  Basic                                               11,525,000     11,462,000
  Diluted                                             11,777,000     11,462,000

   * Excludes credit for restructuring reserves of $1.0 million ($701,000, or $0.06 per diluted share, after taxes) for the fourth quarter of fiscal 2004. Excludes restructuring and related charges of $1.0 million ($601,000, or $0.05 per diluted share, after taxes) for the fourth quarter of fiscal 2003.

  ** Excludes credit for restructuring reserves of $1.0 million ($701,000, or $0.06 per diluted share, after taxes) for fiscal 2004. Excludes charge for early extinguishment of debt of $1.7 million ($1.1 million, or $0.10 per diluted share, after taxes) for fiscal 2004. Excludes cumulative effect of accounting change, net of income taxes, of $24.2 million ($2.11 per diluted share) for fiscal 2003. Excludes restructuring and related charges of $15.9 million ($9.7 million, or $0.85 per diluted share, after taxes) for fiscal 2003.

                                   CULP, INC.
     Reconciliation of Net Income (Loss) as Reported to Pro Forma Net Income
                                   (Unaudited)

                                              Three Months Ended          Fiscal Year Ended
                                          -------------------------   --------------------------
                                             May 2,       April 27,      May 2,        April 27,
                                             2004          2003           2004           2003
                                          ------------ ------------    ------------ -------------
Net income (loss), as reported            $  3,733,000 $  3,272,000    $ 7,220,000  $(24,887,000)
Cumulative effect of
  accounting change, net of
  income taxes                                     --            --             --    24,151,000
Restructuring and related charges
  (credits), net of income taxes              (701,000)     601,000       (701,000)    9,714,000
Early extinguishment of debt,
  net of income taxes                              --            --      1,120,000            --
                                          ------------ ------------    ------------ -------------
Pro forma net income                       $ 3,032,000 $  3,873,000    $ 7,639,000   $ 8,978,000
                                          ============ ============    ============ =============


            Reconciliation of Net Income (Loss) Per Share as Reported
                        to Pro Forma Net Income Per Share
                                   (Unaudited)

Diluted net income (loss) per
  share                                    $      0.32  $      0.28    $      0.61   $     (2.17)
Cumulative effect of
  accounting change, net of
  income taxes                                      --           --             --          2.11
Restructuring and related charges
  (credits), net of income taxes                 (0.06)        0.05          (0.06)         0.85
Early extinguishment of debt,
  net of income taxes                               --           --           0.10            --
Effect of dilutive stock options                    --           --           0.00         (0.02)
                                          ------------ ------------    ------------ -------------
Diluted net income
  per share, adjusted                      $      0.26  $      0.33    $      0.65   $      0.77
                                          ============ ============    ============ =============


          Reconciliation of Cash Flow from Operations to Free Cash Flow
                                   (Unaudited)

                                                         Fiscal Year Ended
                                                    -------------------------
                                                       May 2,       April 27,
                                                        2004          2003
                                                    ------------ ------------
Cash flow from operations                           $25,352,000  $31,129,000
Capital expenditures                                 (5,976,000)  (6,830,000)
Change in accounts payable-capital expenditures      (3,932,000)  (1,294,000)
                                                    ------------ ------------

Free cash flow                                      $15,444,000  $23,005,000
                                                    ============ ============

Exhibit 99(b)
                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
   FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MAY 2, 2004 AND APRIL 27, 2003

                (Amounts in Thousands, Except for Per Share Data)

                                                                                      THREE MONTHS ENDED (UNAUDITED)
                                                     -------------------------------------------------------------------------------

                                                                Amounts                                           Percent of Sales
                                                     ---------------------------                      ------------------------------
                                                        May 2,      April 27,          % Over         May 2,           April 27,
                                                         2004         2003            (Under)          2004             2003
                                                     -------------  ------------   ---------------    -------------   --------------

Net sales                                        $         85,148        90,406          (5.8)%          100.0 %           100.0 %
Cost of sales                                              69,510        74,218          (6.3)%           81.6 %            82.1 %
                                                     -------------  ------------   --------------    --------------   --------------
     Gross profit                                          15,638        16,188          (3.4)%           18.4 %            17.9 %

Selling, general and
  administrative expenses                                   9,925        10,324          (3.9)%           11.7 %            11.4 %
Restructuring credit                                       (1,047)          (25)          N/A             (1.2)%            (0.0)%
                                                     -------------  ------------   --------------    --------------   --------------
     Income  from operations                                6,760         5,889          14.8 %            7.9 %             6.5 %

Interest expense                                              988         1,392         (29.0)%            1.2 %             1.5 %
Interest income                                               (20)         (182)        (89.0)%           (0.0)%            (0.2)%
Other expense                                                 220           160          37.5 %            0.3 %             0.2 %
                                                     -------------  ------------   --------------    --------------   --------------
     Income before income taxes                             5,572         4,519          23.3 %            6.5 %             5.0 %

Income taxes*                                               1,839         1,247          47.5 %           33.0 %            27.6 %
                                                     -------------  ------------   --------------    --------------   --------------

     Net income                                  $          3,733         3,272          14.1 %            4.4 %             3.6 %
                                                     =============  ============   ==============    ==============   ==============

Net income  per share-basic                                 $0.32         $0.28          14.3 %
Net income per share-diluted                                $0.32         $0.28          14.3 %
Net income per share, diluted,
  excluding restructuring and related                       $0.26         $0.33         (21.2)%
  charges (see proforma statement on page 6)
Average shares outstanding-basic                           11,531        11,496           0.3 %
Average shares outstanding-diluted                         11,815        11,616           1.7 %



                                                                                   TWELVE MONTHS ENDED (UNAUDITED)
                                                     -----------------------------------------------------------------------------

                                                                Amounts                                         Percent of Sales
                                                     ---------------------------                      ------------------------------
                                                        May 2,      April 27,          % Over           May 2,            April 27,
                                                         2004         2003            (Under)            2004               2003
                                                     -------------  ------------   ---------------    --------------   -------------

Net sales                                        $        318,116       339,646         (6.3) %           100.0 %           100.0 %
Cost of sales                                             259,794       282,073         (7.9) %            81.7 %            83.0 %
                                                     -------------  ------------   ----------- ---    --------------   -------------
     Gross profit                                          58,322        57,573          1.3  %            18.3 %            17.0 %

Selling, general and
  administrative expenses                                  41,019        40,040          2.4  %            12.9 %            11.8 %
Restructuring (credit) expense                             (1,047)       12,981       (108.1) %            (0.3)%             3.8 %
                                                     -------------  ------------   ----------- ---    --------------   -------------
     Income from operations                                18,350         4,552        303.1  %             5.8 %             1.3 %

Interest expense                                            5,528         6,636        (16.7) %             1.7 %             2.0 %
Interest income                                              (376)         (596)       (36.9) %            (0.1)%            (0.2)%
Early extinguishment of debt                                1,672             0        100.0  %             0.5 %             0.0 %
Other expense                                                 750           805         (6.8) %             0.2 %             0.2 %
                                                     -------------  ------------   ----------- ---    --------------   -------------
     Income (loss) before income taxes                     10,776        (2,293)       570.0  %             3.4 %            (0.7)%

Income taxes*                                               3,556        (1,557)       328.4  %            33.0 %            67.9 %
                                                     -------------  ------------   ----------- ---    --------------   -------------
Income (loss) before cumulative effect of
   accounting change                                        7,220          (736)     1,081.0  %             2.3 %            (0.2)%

                                                                                                      =============      ===========

Cumulative effect of accounting change, net of
   income taxes                                                 0       (24,151)
                                                     -------------  ------------

     Net income (loss)                           $          7,220       (24,887)
                                                     =============  ============

Basic income (loss) per share:
     Income (loss) before cumulative effect of
       accounting change                         $           0.63         (0.06)       1,075.6  %
     Cumulative effect of accounting change                  0.00         (2.11)         100.0  %
                                                     -------------  ------------   -----------
     Net income (loss)                           $           0.63         (2.17)         128.9  %
                                                     =============  ============   ===========

Diluted income (loss) per share:
     Income (loss) before cumulative effect of
       accounting change                         $           0.61         (0.06)       1,054.7  %
     Cumulative effect of accounting change                  0.00         (2.11)         100.0  %
                                                     -------------  ------------   -----------
     Net income (loss)                           $           0.61         (2.17)         128.2  %
                                                     =============  ============   ===========

Net income per share, diluted, excluding
  restructuring and related charges and credits,            $0.65         $0.77         (15.6) %
  early extinguishment of debt and cumulative
  effect of accounting change (see proforma
  statement on page 7)
Average shares outstanding-basic                           11,525        11,462           0.5  %
Average shares outstanding-diluted                         11,777        11,462           2.7  %

 *   Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                         MAY 2, 2004 AND APRIL 27, 2003
                                   (unaudited)
                             (Amounts in Thousands)

                                                             Amounts                        Increase
                                               ------------------------------------        (Decrease)
                                                 May 2, 2004      April 27, 2003    --------------------------
                                                    2004               2003           Dollars     Percent
                                               ----------------  ------------------  ----------  --------------
Current assets
   Cash and cash equivalents                 $          14,568              14,355         213         1.5 %
   Short-term investments                                    0              10,043     (10,043)     (100.0)%
   Accounts receivable                                  30,719              32,259      (1,540)       (4.8)%
   Inventories                                          49,045              49,552        (507)       (1.0)%
   Deferred income taxes                                 9,256              12,303      (3,047)      (24.8)%
   Other current assets                                  1,634               3,204      (1,570)      (49.0)%
                                               ----------------  ------------------  ----------  --------------
                 Total current assets                  105,222             121,716     (16,494)      (13.6)%

Property, plant & equipment, net                        77,770              84,962      (7,192)       (8.5)%
Goodwill                                                 9,240               9,240           0         0.0 %
Other assets                                             1,496               2,235        (739)      (33.1)%
                                               ----------------  ------------------  ----------  --------------

                 Total assets                $         193,728             218,153     (24,425)      (11.2)%
                                               ================  ==================  ==========  ==============



Current liabilities
   Current maturities of long-term debt      $             528                 500          28         5.6 %
   Accounts payable                                     15,323              19,874      (4,551)      (22.9)%
   Accrued expenses                                     13,028              14,071      (1,043)       (7.4)%
   Accrued restructuring                                 4,968               7,743      (2,775)      (35.8)%
   Income taxes payable                                  1,850                 349       1,501       100.0 %
                                               ----------------  ------------------  ----------  ----------
                 Total current liabilities              35,697              42,537      (6,840)      (16.1)%

Long-term debt                                          50,502              76,000     (25,498)      (33.6)%

Deferred income taxes                                    4,138               3,851         287         7.5 %
                                               ----------------  ------------------  ----------  --------------
                 Total liabilities                      90,337             122,388     (32,051)      (26.2)%

Shareholders' equity                                   103,391              95,765       7,626         8.0 %
                                               ----------------  ------------------  ----------  --------------

                 Total liabilities and
                 shareholders' equity        $         193,728             218,153     (24,425)      (11.2)%
                                               ================  ==================  ==========  ==============

Shares outstanding                                      11,547              11,515          32         0.3 %
                                               ================  ==================  ==========  ==============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE TWELVE MONTHS ENDED MAY 2, 2004 AND APRIL 27, 2003
                                  (unaudited)

                             (Amounts in Thousands)

                                                                           TWELVE MONTHS ENDED
                                                                        --------------------------
                                                                                 Amounts
                                                                        --------------------------
                                                                          May 2,       April 27,
                                                                           2004          2003
                                                                        ------------  ------------
Cash flows from operating activities:
     Net income (loss)                                               $        7,220      (24,887)
     Adjustments to reconcile net income (loss) to net cash
        provided by operating activities:
           Cumulative effect of accounting change, net of income taxes            0        24,151
           Depreciation                                                      13,642        13,990
           Amortization of other assets                                         173           457
           Stock-based compensation                                             210           210
           Provision for deferred income taxes                                3,334        (2,507)
           Restructuring (credit) expense                                    (1,047)       12,981
           Changes in assets and liabilities:
              Accounts receivable                                             1,540        11,107
              Inventories                                                       507         8,347
              Other current assets                                            1,570           763
              Other assets                                                      607           366
              Accounts payable                                                 (951)       (8,558)
              Accrued expenses                                               (1,043)       (2,126)
              Accrued restructuring                                          (1,911)       (3,514)
              Income taxes payable                                            1,501           349
                                                                        ------------  ------------
                 Net cash provided by operating activities                   25,352        31,129
                                                                        ------------  ------------

Cash flows from investing activities:
     Capital expenditures                                                    (5,976)       (6,830)
     Purchases of short-term investments                                          0       (10,043)
     Proceeds from the sale of short-term investments                        10,043             0
                                                                        ------------  ------------
                 Net cash provided by (used in) investing activities          4,067       (16,873)
                                                                        ------------  ------------

Cash flows from financing activities:
     Payments on vendor-financed capital expenditures                        (3,932)       (1,294)
     Principal payments of long-term debt                                   (25,470)      (31,984)
     Proceeds from common stock issued                                          196         1,384
                                                                        ------------  ------------
                 Net cash used in financing activities                      (29,206)      (31,894)
                                                                        ------------  ------------

Increase (decrease) in cash and cash equivalents                                213       (17,638)

Cash and cash equivalents at beginning of year                               14,355        31,993
                                                                        ------------  ------------

Cash and cash equivalents at end of year                             $       14,568        14,355
                                                                        ============  ============


Free Cash Flow  (1)                                                  $       15,444        23,005
                                                                        ============  ============


--------------------------------------------------------------------------------------------------
(1)  Free Cash Flow reconciliation is as follows:
                                                                            FY 2004      FY 2003
                                                                        ------------  ------------
A)   Net cash provided by operating activities                               25,352        31,129
B)   Minus:  Capital Expenditures                                            (5,976)       (6,830)
C)   Minus:  Payments on vendor-financed capital expenditures                (3,932)       (1,294)
                                                                        ------------  ------------
                                                                             15,444        23,005
                                                                        ============  ============
--------------------------------------------------------------------------------------------------

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                   MAY 2, 2004


                                          FISCAL 03                                                FISCAL 04
                                       --------------      ------------------------------------------------------------------------
                                             Q4                        Q1                 Q2                 Q3               Q4
                                       --------------      ------------------------------------------------------------------------
INVENTORIES
   Inventory turns                               5.7                    5.0                5.1                4.7              5.5

RECEIVABLES
   Days sales in receivables                      33                     32                 34                 31               33

WORKING CAPITAL
   Current ratio                                 2.9                    3.1                2.9                2.6              2.9
   Operating working capital turnover (1)        5.0                    5.1                5.3                5.3              5.2
   Operating working capital (1)             $61,937                $54,854            $61,262            $62,492          $64,439

PROPERTY, PLANT & EQUIPMENT
   Depreciation rate                            6.3%                   6.2%               6.3%               6.2%             6.1%
   Percent property, plant &
     equipment are depreciated                 61.3%                  62.3%              62.9%              64.0%            64.4%
   Capital expenditures                      $12,229 (2)             $1,781             $1,360             $1,101           $1,734

LEVERAGE
   Total liabilities/equity                   127.8%                 124.7%             128.0%              94.9%            87.4%
   Long-term debt/equity                       79.9%                  80.3%              77.7%              51.3%            49.4%
   Long-term debt/capital employed (3)         44.4%                  44.5%              43.7%              33.9%            33.0%
   Long-term debt                            $76,500                $76,551            $76,616            $51,063          $51,030

OTHER
   Book value per share                        $8.33                  $8.28              $8.55              $8.63            $8.95
   Employees at quarter end                    2,463                  2,383              2,373              2,350            2,319
   Sales per employee (annualized)          $144,421               $121,628           $139,161           $129,682         $145,895
   Capital employed (3)                     $172,265               $171,891           $175,221           $150,530         $154,421

  (1) Working capital for this calculation is accounts receivable, inventories and accounts payable
  (2) Expenditures for entire year
  (3) Capital employed represents long-term debt plus stockholders equity; Long-term debt is long-term debt plus current maturities of long-term debt.

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                    SALES / GROSS PROFIT BY SEGMENT/DIVISION
      FOR THE THREE AND TWELVE MONTHS ENDED MAY 2, 2004 AND APRIL 27, 2003

                             (Amounts in thousands)

                                                                          THREE MONTHS ENDED (UNAUDITED)
                                                      ------------------------------------------------------------------------
                                                            Amounts                              Percent of Total Sales
                                                      --------------------                  --------------------------------
                                                      May 2,     April 27,     % Over        May 2,            April 27,
Segment/Division Sales (1)                             2004        2003        (Under)        2004               2003
-------------------------------------------------     --------   ---------   -----------   -------------    ---------------
Upholstery Fabrics
    Culp Decorative Fabrics                       $    31,511      37,006     (14.8) %          37.0 %             40.9 %
    Culp Velvets/Prints                                25,429      26,772      (5.0) %          29.9 %             29.6 %
    Culp Yarn                                           1,008       1,757     (42.6) %           1.2 %              1.9 %
                                                      --------   ---------   -----------   -------------    ---------------
                                                       57,948      65,535     (11.6) %          68.1 %             72.5 %
Mattress Ticking
     Culp Home Fashions                                27,200      24,871       9.4  %          31.9 %             27.5 %
                                                      --------   ---------   -----------   -------------    ---------------

                                                  $    85,148      90,406      (5.8) %         100.0 %            100.0 %
                                                      ========   =========   ===========   =============    ===============


Segment Gross Profit                                                                              Gross Profit Margin
-------------------------------------------------                                          --------------------------------

Upholstery Fabrics                                $     9,755      10,999     (11.3) %          16.8 %             16.8 %
Restructuring related charges                               0       1,008    (100.0) %           0.0 %              1.5 %
                                                      --------   ---------   -----------   -------------    ---------------
Pro forma Upholstery Fabrics gross profit (2)           9,755      12,007     (18.8) %          16.8 %             18.3 %

Mattress Ticking                                        5,883       5,189      13.4  %          21.6 %             20.9 %
                                                      --------   ---------   -----------   -------------    ---------------

Pro forma gross profit                            $    15,638      17,196      (9.1) %          18.4 %             19.0 %
                                                      ========   =========   ===========   =============    ===============


                                                                          TWELVE MONTHS ENDED (UNAUDITED)
                                                      ------------------------------------------------------------------------
                                                            Amounts                              Percent of Total Sales
                                                      --------------------                  --------------------------------
                                                      May 2,     April 27,     % Over        May 2,            April 27,
Segment/Division Sales (1)                             2004        2003        (Under)        2004                2003
-------------------------------------------------     --------   ---------   -----------   -------------    ---------------
Upholstery Fabrics
    Culp Decorative Fabrics                       $   119,514     137,479     (13.1) %          37.6 %             40.5 %
    Culp Velvets/Prints                                87,522      96,049      (8.9) %          27.5 %             28.3 %
    Culp Yarn                                           4,758       6,459     (26.3) %           1.5 %              1.9 %
                                                      --------   ---------   -----------   -------------    ---------------
                                                      211,794     239,987     (11.7) %          66.6 %             70.7 %
Mattress Ticking
     Culp Home Fashions                               106,322      99,659       6.7  %          33.4 %             29.3 %
                                                      --------   ---------   -----------   -------------    ---------------

                                                  $   318,116     339,646      (6.3) %         100.0 %            100.0 %
                                                      ========   =========   ===========   =============    ===============


Segment Gross Profit                                                                              Gross Profit Margin
-------------------------------------------------                                          --------------------------------

Upholstery Fabrics                                $    34,946      34,737       0.6  %          16.5 %             14.5 %
Restructuring related charges                               0       2,918    (100.0) %           0.0 %              1.2 %
                                                      --------   ---------   -----------   -------------    ---------------
Pro forma Upholstery Fabrics gross profit (2)          34,946      37,655      (7.2) %          16.5 %             15.7 %

Mattress Ticking                                       23,376      22,836       2.4  %          22.0 %             22.9 %
                                                      --------   ---------   -----------   -------------    ---------------

Pro forma gross profit                            $    58,322      60,491      (3.6) %          18.3 %             17.8 %
                                                      ========   =========   ===========   =============    ===============

(1)  International Sales and portion of total sales is: Q4 - $9.3 million FY04 (11.0%) & $10.1 million FY03 (11.2%);
     YTD - $35.4 million FY04 (11.1%) & $39.9 million FY03 (11.8%)
(2)  Pro forma includes $1.0 and $2.9 million of restructuring related charges from the shut down of the Chattanooga operation for the three and twelve month period of fiscal 2003, respectively.

                                   CULP, INC.
                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME
            FOR THE THREE MONTHS ENDED MAY 2, 2004 AND APRIL 27, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                             THREE MONTHS ENDED
                                            -------------------------------------------------------------------
                                            As Reported                                 May 2, 2004
                                               May 2,    % of                 % of      Proforma Net  % of
                                                2004      Sales   Adjustments Sales    of Adjustments  Sales
                                            ----------- --------   --------  -------     ---------   --------
Net sales                                $      85,148   100.0%          0                 85,148     100.0%
Cost of sales                                   69,510    81.6%          0     0.0%        69,510      81.6%
                                            ----------- --------   --------  -------     ---------   --------
            Gross profit                        15,638    18.4%          0     0.0%        15,638      18.4%

Selling, general and
  administrative expenses                        9,925    11.7%          0     0.0%         9,925      11.7%
Restructuring credit                            (1,047)   -1.2%      1,047     1.2%  (2)        0       0.0%
                                            ----------- --------   --------  -------     ---------   --------
            Income  from operations              6,760     7.9%      1,047     1.2%         5,713       6.7%

Interest expense                                   988     1.2%          0     0.0%           988       1.2%
Interest income                                    (20)    0.0%          0     0.0%           (20)      0.0%
Other expense                                      220     0.3%          0     0.0%           220       0.3%
                                            ----------- --------   --------  -------     ---------   --------
            Income before income taxes           5,572     6.5%      1,047     1.2%         4,525       5.3%

Income taxes  (1)                                1,839    33.0%        346    33.0%         1,493      33.0%
                                            ----------- --------   --------  -------     ---------   --------
Net income (loss)                        $       3,733     4.4%        701     0.8%         3,032       3.6%
                                            =========== ========   ========  =======     =========   ========

Net income (loss) per share-basic                $0.32               $0.06                  $0.26
Net income (loss) per share-diluted              $0.32               $0.06                  $0.26
Average shares outstanding-basic                11,531              11,531                 11,531
Average shares outstanding-diluted              11,815              11,815                 11,815

                                  CULP, INC.
                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME
            FOR THE THREE MONTHS ENDED MAY 2, 2004 AND APRIL 27, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                      THREE MONTHS ENDED
                                            -------------------------------------------------------------------------------------
                                             As Reported                                     April 27, 2003              Proforma
                                              April 27,    % of                  % of         Proforma Net    % of         % Over
                                                2003       Sales   Adjustments   Sales       of Adjustments  Sales        (Under)
                                            ------------ -------- ------------- ------      --------------- -------      ---------
Net sales                                $       90,406   100.0%           0                      90,406   100.0%          -5.8%
Cost of sales                                    74,218    82.1%      (1,008)  -1.1%  (3)         73,210    81.0%          -5.1%
                                            ------------ --------- ------------ ------      --------------- -------      ---------
            Gross profit                         16,188    17.9%      (1,008)  -1.1%              17,196    19.0%          -9.1%

Selling, general and
  administrative expenses                        10,324    11.4%           0    0.0%              10,324    11.4%          -3.9%
Restructuring credit                                (25)    0.0%          25    0.0%  (4)              0     0.0%           0.0%
                                            ------------ ---------- ----------- ------      --------------- -------      ---------
            Income  from operations               5,889     6.5%        (983)  -1.1%               6,872     7.6%         -16.9%

Interest expense                                  1,392     1.5%           0    0.0%               1,392     1.5%         -29.0%
Interest income                                    (182)   -0.2%           0    0.0%                (182)   -0.2%         -89.0%
Other expense                                       160     0.2%           0    0.0%                 160     0.2%          37.5%
                                            ------------ ---------- ----------- ------      --------------- -------      ---------
            Income before income taxes            4,519     5.0%        (983)  -1.1%               5,502     6.1%         -17.8%

Income taxes  (1)                                 1,247    27.6%        (382)  38.9%               1,629    29.6%          -8.3%
                                            ------------ ---------- ----------- ------      --------------- -------      ---------
Net income (loss)                        $        3,272     3.6%        (601)  -0.7%               3,873     4.3%         -21.7%
                                            ============ ========== =========== ======      =============== =======      =========

Net income (loss) per share-basic                 $0.28               ($0.05)                      $0.34
Net income (loss) per share-diluted               $0.28               ($0.05)                      $0.33
Average shares outstanding-basic                 11,496               11,496                      11,496
Average shares outstanding-diluted               11,616               11,496                      11,616

Notes:
 (1)  The percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.
 (2)  The $1.0 million restructuring credit represents adjustment of accrued employee benefit and other plant closing costs related to the shutdown of the Chattanooga and Lumberton operations.
 (3)  The $1.0 million represents restructuring related charges for inventory markdowns and movement of equipment related to the
      Chattanooga plant closing.
 (4)  The net $25,000 credit represents the sale of manufacturing equipment that was previously written off to restructuring due to the Chattanooga plant closing.

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
           FOR THE TWELVE MONTHS ENDED MAY 2, 2004 AND APRIL 27, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                                  TWELVE MONTHS ENDED (UNAUDITED)
                                                           -------------------------------------------------------------------------
                                                           As Reported                                       May 2, 2004
                                                              May 2,      % of                     % of     Proforma Net    % of
                                                               2004       Sales     Adjustments   Sales    of Adjustments   Sales
                                                           ------------- --------   ---------- -------     -------------- --------
Net sales                                               $       318,116   100.0%           0                     318,116   100.0%
Cost of sales                                                   259,794    81.7%           0     0.0%            259,794    81.7%
                                                           ------------- --------   ---------- -------     -------------- --------
            Gross profit                                         58,322    18.3%           0     0.0%             58,322    18.3%

Selling, general and
  administrative expenses                                        41,019    12.9%           0     0.0%             41,019    12.9%
Restructuring credit                                             (1,047)   -0.3%       1,047     0.3%  (2)             0     0.0%
                                                           ------------- --------   ---------- -------     -------------- --------
            Income  (loss) from operations                       18,350     5.8%       1,047     0.3%             17,303     5.4%

Interest expense                                                  5,528     1.7%           0     0.0%              5,528     1.7%
Interest income                                                    (376)   -0.1%           0     0.0%               (376)   -0.1%
Early extinguishment of debt                                      1,672     0.5%      (1,672)    0.0%  (3)             0     0.0%
Other expense                                                       750     0.2%           0     0.0%                750     0.2%
                                                           ------------- --------   ---------- -------     -------------- --------
            Income (loss) before income taxes                    10,776     3.4%        (625)   -0.2%             11,401     3.6%

Income taxes  (1)                                                 3,556    33.0%        (206)   33.0%              3,762    33.0%
                                                           ------------- --------   ---------- -------     -------------- --------
Income (loss) before cumulative effect of
  accounting change                                               7,220     2.3%        (419)   -0.1%              7,639     2.4%
                                                           ------------- --------   ========== =======     ============== ========

Cumulative effect of accounting change,
   net of income taxes                                                0                                                0
                                                           -------------            ----------             --------------

            Net income (loss)                          $          7,220                 (419)                      7,639
                                                           =============            ==========             ==============

Basic income (loss) per share:
            Income (loss) before cumulative effect
              of accounting change                     $           0.63                (0.04)                       0.66
            Cumulative effect of accounting change                 0.00                 0.00                        0.00
                                                           -------------            ----------             --------------

            Net income (loss)                                      0.63                (0.04)                       0.66
                                                           =============            ==========             ==============

Diluted income (loss) per share:
            Income (loss) before cumulative effect
            of accounting change                       $           0.61                (0.04)                       0.65
            Cumulative effect of accounting change                 0.00                 0.00                        0.00
                                                           -------------            ----------             --------------
            Net income (loss)                                      0.61                (0.04)                       0.65
                                                           =============            ==========             ==============

Average shares outstanding-basic                                 11,525               11,525                      11,525
Average shares outstanding-diluted                               11,777               11,525                      11,777

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
           FOR THE TWELVE MONTHS ENDED MAY 2, 2004 AND APRIL 27, 2003
                (Amounts in Thousands, Except for Per Share Data)

                                                                          TWELVE MONTHS ENDED (UNAUDITED)
                                                      ------------------------------------------------------------------------------
                                                      As Reported                                   April 27, 2003          Proforma
                                                       April 27,    % of                   % of      Proforma Net    % of    % Over
                                                         2003       Sales    Adjustments   Sales    of Adjustments  Sales   (Under)
                                                      ----------- --------  ------------- ------    -------------- ------- ---------
Net sales                                           $    339,646   100.0%             0                  339,646   100.0%     -6.3%
Cost of sales                                            282,073    83.0%        (2,918)   -0.9%  (4)    279,155    82.2%     -6.9%
                                                      ----------- --------  ------------- ------    -------------- ------- ---------
            Gross profit                                  57,573    17.0%        (2,918)   -0.9%          60,491    17.8%     -3.6%

Selling, general and
  administrative expenses                                 40,040    11.8%             0    0.0%           40,040    11.8%      2.4%
Restructuring expense                                     12,981     3.8%       (12,981)  -3.8%  (5)           0     0.0%      0.0%
                                                      ----------- --------  ------------- ------    -------------- ------- ---------
            Income  (loss) from operations                 4,552     1.3%       (15,899)  -4.7%           20,451     6.0%    -15.4%

Interest expense                                           6,636     2.0%             0    0.0%            6,636     2.0%    -16.7%
Interest income                                             (596)   -0.2%             0    0.0%             (596)   -0.2%    -36.9%
Early extinguishment of debt                                   0     0.0%             0    0.0%                0     0.0%      0.0%
Other expense                                                805     0.2%             0    0.0%              805     0.2%     -6.8%
                                                      ----------- --------  ------------- ------    -------------- ------- ---------
            Income (loss) before income taxes             (2,293)   -0.7%       (15,899)  -4.7%           13,606     4.0%    -16.2%

Income taxes  (1)                                         (1,557)    67.9%       (6,185)  38.9%            4,628    34.0%    -18.7%
                                                      ----------- --------  ------------- ------    -------------- ------- ---------
Income (loss) before cumulative effect of
  accounting change                                 $       (736)   -0.2%        (9,714)  -2.9%            8,978     2.6%    -14.9%
                                                      ----------- --------  ------------- ------    -------------- ------- ---------

Cumulative effect of accounting change,
   net of income taxes                                   (24,151)               (24,151)                       0
                                                      -----------           -------------           --------------

            Net income (loss)                            (24,887)               (33,865)                   8,978
                                                      ===========           =============           ==============

Basic income (loss) per share:
            Income (loss) before cumulative effect
              of accounting change                 $       (0.06)                ($0.85)                    0.78
            Cumulative effect of accounting change         (2.11)                  2.11                     0.00
                                                      -----------
                                                                                                    --------------
            Net income (loss)                              (2.17)                                          $0.78
                                                      ===========                                   ==============

Diluted income (loss) per share:
            Income (loss) before cumulative effect
            of accounting change                   $       (0.06)                 (0.85)                    0.77
            Cumulative effect of accounting change         (2.11)                  2.11                     0.00
                                                      -----------
            Net income (loss)                              (2.17)                                          $0.77
                                                      ===========                                   ==============

Average shares outstanding-basic                          11,462                 11,462                   11,462
Average shares outstanding-diluted                        11,462                 11,462                   11,712


Notes:
 (1)  The percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.
 (2)  The $1.0 million restructuring credit represents adjustment of accrued employee benefit and other plant closing costs related to the shutdown of the Chattanooga and Lumberton operations.
 (3)  The $1.7 million charge represents premium and fees paid to reduce the private placement loan balance.
 (4)  The $2.9 million represents restructuring related charges for inventory markdowns and movement of equipment relating to the
      Chattanooga plant closing.
 (5)  The $13.0 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million, offset by a restructuring credit of $354,000 for over accrued employee benefit and plant security costs.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
      for the three and twelve months ended May 2, 2004 and April 27, 2003




OVERVIEW

Highlights for the fourth quarter and fiscal year ended May 2, 2004, include:


     Gross profit margin of 18.4% for the quarter and 18.3% for the fiscal year

     Mattress ticking sales up 9.4% for the quarter and nearly 7.0% for the fiscal year

     Debt-to-capital ratio reduced to 33.0%, the lowest level for Culp since fiscal 1993

     Free cash flow of $15.4 million for the fiscal year

GENERAL -- For the fourth quarter of fiscal 2004, net sales decreased 5.8% to $85.1 million; and the company reported net income of $3.7 million, or $0.32 per share diluted, compared with net income of $3.3 million, or $0.28 per share diluted, in the fourth quarter of fiscal 2003. Excluding restructuring credits, earnings for the fourth quarter of fiscal 2004 were $3.0 million, or $0.26 per share diluted, versus net income of $3.9 million, or $0.33 per share diluted, in the fourth quarter of fiscal 2003. For fiscal 2004 as a whole, net sales decreased 6.3% to $318.1 million; and the company reported net income of $7.2 million, or $0.61 per share diluted, versus a net loss before cumulative effect of accounting change of $736,000, or $0.06 per share diluted, a year ago. Including the cumulative effect of accounting change, the company reported a loss of $2.17 per share for fiscal 2003. Excluding restructuring credits and charges for early extinguishment of debt, net income for fiscal 2004 was $7.6 million, or $0.65 per share diluted, versus $9.0 million, or $0.77 per share diluted, for fiscal 2003.

INCOME STATEMENT COMMENTS

     UPHOLSTERY FABRICS SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     Net Sales -- Upholstery fabric sales for the fourth quarter of fiscal 2004 decreased 11.6% to $57.9 million when compared to the fourth quarter of fiscal 2003, primarily reflecting a decline in orders in the Culp Decorative Fabrics
(CDF) division related to consumer preference for leather and competition from imported fabrics, including cut and sewn kits.

With the company's offshore sourcing efforts, including the China platform, the company is experiencing higher sales of upholstery fabric products produced outside of the company's U.S. manufacturing plants. These sales, which include microdenier suedes, accounted for approximately 10.7% of upholstery fabric sales for the fourth quarter of fiscal 2004, more than double the percentage from the year earlier quarter.

Upholstery  fabric yards sold during the fourth quarter were 13.3 million versus
16.0 million in the fourth quarter of fiscal 2003, a decline of 16.9%. Average selling price was $4.23 per yard for the fourth quarter compared with $3.98 per yard in the same quarter of last year, an increase of 6.3%, due primarily to higher average selling prices in the Culp Decorative Fabrics division.

     Gross Profit -- Gross profit for the fourth quarter of fiscal 2004 was $9.8 million, or 16.8% margin, versus $11.0 million, or 16.8% margin, for the same quarter of last year. Excluding restructuring related charges of $1.0 million, which were included in cost of sales in last year's fourth quarter, gross profit dollars and margins were $12.0 million and 18.3%, respectively. The decrease in gross profit and margins primarily reflects lower sales volume within CDF, coupled with lower capacity utilization.

     China Operations -- During the fourth quarter of fiscal 2004, the company began incoming fabric inspection and testing, and started shipping fabric to customers. Finishing operations also began in the fourth quarter of this fiscal year. As expected, the company experienced modest operating losses in its China operation during the current fiscal year.



     MATTRESS TICKING SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     Net Sales -- Mattress ticking sales for the fourth quarter of fiscal 2004 increased 9.4% to $27.2 million, due to better industry demand and continued gains with key customers. The 6.7% fiscal year sales gain in this segment is especially noteworthy because it occurred during the bedding industry's transition to selling predominantly one-sided mattresses, which utilize about one-third less mattress ticking. This transition at retail began in late calendar year 2002 and is expected to continue through early calendar year 2005.

Mattress ticking yards sold during the fourth quarter of fiscal 2004 were 11.6 million compared with 10.1 million yards in the fourth quarter of last year. The average selling price was $2.33 per yard for the fourth quarter, compared to $2.45 per yard in the same quarter last year.

     Gross Profit -- For the fourth quarter of fiscal 2004, the mattress ticking segment reported gross profit dollars and margins of $5.9 million and 21.6%, respectively, compared with $5.2 million and 20.9% for the same period of last year. The loss in margin due to a lower average selling price was more than offset by improved operating efficiencies and lower fixed costs.

     SG&A EXPENSES -- SG&A expenses of $9.9 million for the fourth quarter decreased approximately $399,000, or 3.9%, from the prior year amount. As a percent of net sales, SG&A expenses increased slightly to 11.7% from 11.4% the previous year, due to higher professional fees and lower sales.

     INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the fourth quarter declined to $988,000 from $1.4 million the previous year due to lower borrowings outstanding. Interest income decreased to $20,000 from $182,000 the previous year due to lower interest rates earned in fiscal 2004 and lower invested balances.

     INCOME TAXES -- The effective tax rate (taxes as a percentage of pretax income (loss)) for fiscal 2004 was 33.0% compared with 67.9% for fiscal 2003. The higher rate for the prior period reflects the increased tax benefits related to the company's loss in the U.S. resulting from the restructuring charges recorded in the second quarter of fiscal 2003. Excluding the cumulative effect of accounting change and restructuring and related charges, the effective tax rate for fiscal 2003 was 34.0%.


BALANCE SHEET COMMENTS

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - Cash, cash equivalents and short-term investments as of May 2, 2004 decreased to $14.6 million from $24.4 million at the end of fiscal 2003, reflecting free cash flow of $15.4 million for fiscal 2004, and the $25 million prepayment of the company's $75 million outstanding senior notes (see additional discussion of free cash flow and debt below).

     WORKING CAPITAL -- Accounts receivable as of May 2, 2004 decreased 4.8% from the year-earlier level, principally due to lower sales volume. Days sales outstanding totaled 33 days at May 2, 2004, the same as for the same period last fiscal year. Inventories at the close of the fourth quarter decreased 1.0% from a year ago. Inventory turns for the fourth quarter were 5.5 versus 5.7 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventories and trade accounts payable) was $64.4 million at May 2, 2004, up from $61.9 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for fiscal 2004 was $6.7 million, including approximately $3.0 million for manufacturing equipment and leasehold improvements related to the China operation. This compares with capital spending of $12.2 million in fiscal 2003. Depreciation was $13.6 million compared to $14.0 million for fiscal 2003. For fiscal 2005, the company anticipates capital expenditures to be approximately $9.0 million, and expects depreciation to be comparable to fiscal 2004.

     INTANGIBLE ASSETS -- As of May 2, 2004, $9.2 million in goodwill is the company's only intangible asset. As of April 29, 2002, the company adopted SFAS No. 142 and recognized an impairment charge of $37.6 million ($24.2 million net of taxes of $13.4 million) during the first quarter of fiscal 2003. The remaining goodwill is comprised of $4.1 million related to the mattress ticking segment, and $5.1 million related to CDF, which is part of the upholstery fabrics segment.

     LONG-TERM DEBT -- The company's long-term debt of $51.0 million is unsecured and is comprised of $50.0 million in outstanding senior notes, with a fixed interest rate of 7.76%, and a $1.0 million, non-interest bearing term loan with the Canadian government. Additionally, the company has a $15.0 million revolving credit line with a bank, of which no balance is outstanding at May 2, 2004. The bank agreement expires in August 2004. The first scheduled principal payment on the $50 million term loan is due March 2006 in the amount of $7.5 million. The Canadian government loan is repaid in annual installments of approximately $500,000 per year. The company was in compliance with all financial covenants in its loan agreements as of May 2, 2004.

FREE CASH FLOW COMMENTS

     Free cash flow (see reconciliation on page 3 of this release) was $15.4 million for fiscal 2004, compared with $23.0 million for the same period last year. This decrease is primarily due to less cash flow generated from working capital and higher payments on vendor-financed capital expenditures.

BUSINESS OUTLOOK

     The first quarter of fiscal 2005 will include 13 weeks versus 14 weeks for the same quarter last year. The first quarter of the company's fiscal year, which includes the summer months, is typically the slowest period for Culp and the furniture industry due to scheduled plant vacation shutdowns. The company is experiencing a definite slowdown in orders as a result of weaker retail activity throughout the furniture industry. Given these factors, the company expects that first quarter consolidated sales, as compared to the same quarter last year, will decrease more than the 5.8% experienced in the fourth quarter of fiscal 2004. Mattress ticking segment sales are expected to approximate the sales in the same quarter of last year. Upholstery fabric segment sales are expected to decline from the same quarter of last year more than the 11.6% experienced in the fourth quarter of fiscal 2004, due primarily to softness in incoming orders for CDF.

Based on these sales expectations and the lower gross profit in the upholstery fabrics segment, and considering the seasonal slowdown and industry conditions, the company expects to report a net loss in the range of $0.08 to $0.13 per diluted share for the first quarter of fiscal 2005, with actual results primarily depending upon the level of demand throughout the quarter.

Management remains optimistic that upholstery fabric sales will start to pick up in the fall, as is seasonally typical in the furniture industry. However, if sales continue to be under pressure in the upholstery fabrics segment, management is prepared to take the necessary actions to adjust the company's cost structure and rationalize capacity, as has been demonstrated in recent years. Management believes that the continued strength in the mattress ticking business, the focused efforts to develop offshore sourcing initiatives and proven ability to generate free cash flow are fundamental competitive advantages for Culp.